Exhibit 2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI Capital Income LLC

a Delaware Limited Liability Company

THE BONDS IN REI Capital Income LLC ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN SECTIONS 8 AND 9 OF THIS AGREEMENT. FURTHER, THE BONDS HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS AMENDED FROM TIME TO TIME (OR ANY CORRESPONDING PROVISIONS OF SUCCEEDING LAW) (THE “FEDERAL ACT”), OR (iii) UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “FOREIGN ACTS”). NEITHER THE BONDS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SECTIONS 9 AND 10 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE FOREIGN ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH FOREIGN ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED. THEREFORE, PURCHASERS OF THE BONDS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE BONDS SHALL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH THESE LAWS AND THIS AGREEMENT.

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LIMITED LIABILITY COMPANY AGREEMENT

OF

REI Capital Income LLC

(A Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY AGREEMENT OF REI Capital Income LLC (“REICI”) is entered into and shall be effective as of July 21, 2020 (the “Effective Date”), by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WHEREAS, the Company is a wholly owned subsidiary of REI Capital Management, LLC, (“REICM”) a Delaware Limited Liability Company;

WHEREAS, REI Capital Management, LLC, a Delaware Limited Liability Company (the “Manager”), formed the Company pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Secretary of State of the State of Delaware and entered into that certain Limited Liability Company Agreement, dated as of July 21 2020 (the “Agreement”);

WHEREAS, this Agreement shall constitute the “Limited Liability Company Agreement” (within the meaning of the Act) of the Company, and shall be binding upon all Persons now or at any time hereafter who are Members,

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1

THE COMPANY

1.1 Formation. The Company was formed as a Limited Liability Company organized pursuant to the provisions of the Act by the filing of the Certificate of Formation. The parties hereto acknowledge and agree that the Members identified as such on counterpart signature pages to this Agreement previously have been or are hereby admitted to the Company as the Members of the Company as of the Effective Date. The Company shall be governed by the Act, subject to the terms and conditions of this Agreement.

1.2 Name.

(a) The name of the Company is “REI Capital Income LLC,” (REICI) and all business of the Company shall be conducted in such name or in any other name that is selected by the Board. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. REI Capital Income LLC (REICI) was previously known as “REI Capital Lending LLC,” (REICL) until the Certificate of Amendment changing the name was filed with the Delaware Division of Corporations on May 24, 2021.

(b) The Board may change the name of the Company without the approval of any Member, and may amend the Certificate of Formation to give effect to such change in name. The Board shall notify the Members of any such name change.

(c) In connection with the ownership, management, and operation of the Strategic Investments, for so long as REI Capital Management, LLC is the Manager of the Company, the Company may use the tradenames, trademarks, and servicemarks REICI and the REICI logo (collectively, together with all improvement and additions whenever made to or associated with any for the foregoing by REICI or anyone else, the “Marks”). Notwithstanding anything herein express or implied to the contrary, none of the Company or any Member has any right, title, or interest in the Marks. The Marks are trademarks and servicemarks owned by REICI and the Marks are and will continue to be the sole property of REICI.

(d) Upon termination of the Company or the termination or withdrawal of REI Capital Management, LLC as the Manager of the Company, the Company shall not have any rights to use or display any of the Marks for any purpose whatsoever. If requested to do so by REICI, the Company shall change its name to exclude the term “Capital Lending” and any variation thereof, and will remove any and all signs, materials, documents, inventory, amenities, supplies, or other matter containing the Marks from the Strategic Investments.

(e) The Company shall not challenge or contest in any way (i) REICI’s registration or application for registration of the Marks with the U.S. Patent & Trademark Office, (ii) the validity of the Marks, (iii) REICI’s exclusive worldwide ownership of the Marks, or (iv) REICI’s right to grant to others licenses to use the Marks.

1.3 Purposes and Powers; Company’s Business. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a Limited Liability Company organized pursuant to the Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, Limited Liability Company, trust or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

1.4 Principal Place of Business; Registered Agent and Registered Office.

(a) The principal place of business of REICI shall be located at 970 Summer Street, Stamford, CT 06905. The Board, in its sole discretion, may change the principal place of business of the Company upon notice to the Members.

(b) The Company shall maintain a registered agent and registered office as required by the Act. The registered agent of the Company in the State of Delaware, and the registered agent for service of process on the Company at such registered office, as of the Effective Date are as set forth in the Certificate of Formation. The Board may change the registered agent and/or the registered office of the Company (and may cause the Certificate of Formation to be amended to reflect any such change) at any time and from time to time in its sole discretion.

1.5 Term. The term of the Company (the “Term”) commenced on the date the Certificate of Formation was filed in accordance with the Act and shall continue until it is dissolved pursuant to the provisions of Section 11 or as otherwise provided by law.

1.6 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

“Acquisition Cost” means the total costs incurred by the Company or any of its Subsidiaries or reimbursable by the Company to the Manager or any Affiliate of REICI, which amounts shall include the full purchase price and all costs incurred in connection with diligence investigations of the Strategic Investment, and closing costs, financing costs, the fees of attorneys, consultants, appraisers, and other advisers, and commissions.

“Act” means the Delaware Limited Liability Company Act (Delaware Code Annotated, Title 6, Chapter 18), as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” Shall mean with respect to any Person directly or indirectly controlling, controlled by, or under common control with such Person in association with the Company and/or REICM.

“Affiliate Service Contract” Shall mean a formal agreement made between Company and the Affiliate, whereby the affiliate receives funds for certain qualified actions.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Applicable Value” shall mean, as of any date, with respect to any Bond issued by the Company, as calculated in accordance with the Payment and Accrual Schedule, as of the calendar quarter ending on such date, or if a calendar quarter does not end on such date, as of the end of the calendar quarter immediately preceding the calendar quarter in which such date occurs.

“Benefit Plan Investor” means any Member that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” to which Section 4975 of the Code applies, (iii) an entity whose underlying assets include the assets of any such “employee benefit plan” or “plan” by reason of ERISA or the Plan Assets Regulation, or otherwise (including certain insurance company general accounts) for purposes of Section 406 of ERISA or Section 4975 of the Code, or (iv) a “benefit plan investor” as such term is otherwise defined in any regulations promulgated by the U.S. Department of Labor under Section 3(42) or ERISA.

“Board” has the meaning ascribed to it in Section 4.1(a).

“Board Member” has the meaning ascribed to it in Section 4.2.

“Bondholder” or “Noteholder” or “Investor” means any person or entity holding REICI Bonds who has been approved by the Manager and any Person that becomes a substituted Noteholder of the Company pursuant to the terms of this Agreement and has not ceased to be a Noteholder of the Company pursuant to the terms of this Agreement.

“Bond” or “Note” or “Promissory Note” means the loan of capital made to REICI in the form of the security purchased by the Investor under the terms of the Subscription Agreement and the Offering Document and having the rights governed by the provisions set forth in this Agreement.

“Borrowers” means any person or entity to which REICI lends money, secured by positive cash flowing U.S Commercial Real Estate with a first lien position on the Borrower’s commercial real estate portfolio or on the specific commercial real estate property. Borrowers may be Affiliated or nonaffiliated to REICI, or its Manager. REICI and the Manger expect that a significant Borrower will be the affiliate of REICI, REI Capital Growth (REICG) which is a real estate portfolio fund.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations in New York City, New York are authorized or obligated by applicable law or executive order to be closed.

“Call” shall mean purchase of a Bond or part of a Bond by the Manager at the option and sole discretion of the Manager at any time. The Call price shall be determined according to the Payment and Accrual Schedule, attached to the Offering Document.

“Capital” shall mean the price paid for each Bond.

“Cash Flow” means the Company’s cash on hand in excess of any cash necessary or appropriate for the Company’s business needs and reserves therefor, as determined by the Board in its discretion.

“Certificate” means a certificate in such form as may be adopted by the Board and issued by the Company, evidencing ownership of one or more Bonds.

“Certificate of Formation” has the meaning ascribed to it in the recitals of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means REI Capital Income LLC, a Delaware Limited Liability Company that may elect to be treated as a REIT at the discretion of the Board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling,” “controlled by” and “under common control with” shall have corresponding meanings.

“Conflict of Interest” means (i) any matter that the Manager believes may involve a conflict of interest that is not otherwise addressed by the Company’s conflicts of interest policy, or (ii) any transaction that is deemed to be a Principal Transaction.

“Credit Facility” or “Facility” means any secured line of credit, including obligations to warehouse lines, and/or individual loans to any borrower, secured in first position by the Borrower’s portfolio of commercial real estate properties.

“Disabling Conduct” has the meaning ascribed to it in Section 9.2.

“DOL” means the U.S. Department of Labor.

“Effective Date” has the meaning ascribed to it in the preamble of this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and interpretations thereof promulgated by the DOL, as in effect from time to time.

“ERISA Member” means any Member that is (i) a Benefit Plan Investor and/or (ii) subject to any Similar Law.

“Exculpated Person” has the meaning ascribed to it in Section 9.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Federal Act” has the meaning ascribed to it in the Legend.

“First Lien” means the loans made by REICI will be collateralized by a commercial real estate property or properties such that there is no other and can be no other collateral claim on the loan property or properties which are or can be superior to the REICI loan excepting only potential claims made by federal, State, or local tax authorities.

“Foreign Acts” has the meaning ascribed to it in the Legend.

“Independent Representative” means an independent representative appointed by the Manager to review and approve certain transactions involving a Conflict of Interest in order to protect the interests of the Company and the Members.

“Investment Committee” has the meaning ascribed to it in Section 4.12(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“REICI” means REI Capital Income LLC, a Delaware Limited Liability Company.

“Leverage Policy” has the meaning ascribed to it in Section 4.10.

“Liquidating Events” has the meaning ascribed to it in Section 10.1.

“Liquidating Trustee” has the meaning ascribed to it in Section 10.2.

“Manager” means REI Capital Management, LLC, a Delaware Limited Liability Company.

“Marks” has the meaning ascribed to it in Section 1.2(c).

“Offering Document” means, with respect to any class or series of Bonds, the prospectus, offering circular, offering memorandum, private placement memorandum or other offering document related to the initial offering of such Bonds, approved by the Board.

“Officer” has the meaning ascribed to it in Section 4.8(a).

“Operating Agreement” means this Limited Liability Company Operating Agreement of REICI, dated as of the Effective Date, as amended or restated from time to time.

“Payment and Accrual Schedule” is attached to the Offering Document.

“Person” means any individual, corporation, Limited Liability Company, partnership, estate, trust (or portion thereof), association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity.

“Plan Assets” has the meaning set forth in the Plan Assets Regulation (as modified by Section 3(42) of ERISA) or as set forth in the applicable provisions of any Similar Law.

“Plan Assets Regulation” means the regulations issued by the DOL at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Principal Transaction” means any transaction between the Manager or any of their respective Affiliates, on the one hand, and the Company or one of its Subsidiaries, on the other hand.

“Property-Owning Entity” means a limited partnership, Limited Liability Company or other entity controlled by the Company, including the Operating Partnership, that directly or indirectly owns a Strategic Investment.

“Redemption Plan” has the meaning ascribed to it in Section 8.3.

“Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Restriction Period” has the meaning ascribed to it in the Offering Document and with reference to Section 8.4, also referred to as the “Lockup Period”.

“Short-Term Investments” means short-term investments consisting of (i) U.S. government and agency obligations maturing within 180 days, (ii) commercial paper with maturities of not more than six (6) months and one (1) day, (iii) interest-bearing deposits in U.S. banks maturing within 180 days and (iv) money market mutual funds the assets of which are reasonably believed by the General Partner to consist primarily of items described in one or more of the foregoing clauses (i), (ii) and (iii).

“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (i) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code and/or (ii) similar to the provisions of the Plan Assets Regulation or would otherwise provide that the assets of the Company could be deemed to include “plan assets” under such law or regulation.

“State Acts” has the meaning ascribed to it in the Legend.

“Start of Operations” means the date when REICI has raised sufficient funds to begin seeking target lending opportunities.

“Strategic Investment” means the origination of non-consumer acquisition or refinance loans secured by commercial real estate on a first lien basis in target markets throughout the United States

“Subscription Agreement” means an agreement evidencing a Noteholder’s subscription for Bond(s).

“Subsidiary” means, (a) with respect to any Person, any other Person of which fifty percent (50%) or more of (i) the voting power or (ii) the outstanding equity interests, is owned, directly or indirectly (including through other Subsidiaries) by such Person and (b) with respect to the Company, any Entity in which the Company directly or indirectly (including through other Subsidiaries) owns an interest. For avoidance of doubt, none of the Company or any of its Subsidiaries shall be deemed a Subsidiary of the Manager or any of its Affiliates.

“Substitute Noteholder” means a Person who is admitted as a Noteholder of the Company as a result of a transfer of Notes to such Person.

“Term” has the meaning ascribed to it in Section 1.5.

“Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death. With respect to any Noteholder, a sale or other conveyance of ownership interests of or control of such Noteholder to an unaffiliated third party approved by the Manager shall constitute a Transfer of the Notes held by such Noteholder. The word “Transfer” when used as a noun means any Transfer transaction.

“Transfer Agent” means, with respect to the Bonds, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such Bonds; provided that if no Transfer Agent is specifically designated for such Bonds, the Company shall act in such capacity.

“Warehoused Transactions” has the meaning ascribed to it in Section 4.13.

SECTION 2

CAPITAL CONTRIBUTIONS OF BONDHOLDERS

2.1 Bondholders.

(a) At the determination of the Manager, a Person shall be admitted as a Bondholder and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Bond in accordance with the provisions of Sections 2, 8 and 9 hereof. A Person may not become a Bondholder without acquiring a Bond. The Bond price is $500.00 per bond.

(b) The name and mailing address of each Bondholder shall be listed on the books and records of the Company maintained for such purpose by the Company (or the Transfer Agent, if any). The Manager shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c) Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Bondholders shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Bondholder.

(d) Unless otherwise provided herein (including, without limitation, in connection with any redemption or repurchase pursuant to Section 8 or enforcement of the transfer and ownership restrictions contained in Sections 8 and 9), Bondholders may not be expelled from or removed as Bondholders of the Company. Except in connection with any Call of the Bond made at the discretion of the Manager established pursuant to Section 8.3, Bondholders shall not have any right to resign from the Company; provided, that when a transferee of a Bondholder’s Bonds becomes a Bondholder, such transferring Bondholder shall cease to be a Bondholder of the Company with respect to the Bonds so transferred.

(e) Except to the extent expressly provided in this Agreement: (i) no Bondholder shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Bondholder holding Bonds shall have priority over any other Bondholder; (iii) no Bondholder, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Bondholder.

(f) For the avoidance of doubt, the Manager is not a Bondholder of the Company by virtue of its position as “Manager” of the Company.

2.2 Authorization to Issue Bonds.

(a) The Company may issue Bonds. Each Bond is a Promissory Note and shall have the rights and be governed by the provisions set forth in this Agreement. Except to the extent expressly provided in this Agreement, no Bond entitles any Bondholder to any preemptive, preferential or similar rights with respect to the issuance of Bonds.

(b) Issuance of a Bond (or any resolution of the Board amending any Bond issuance) shall be effective when the Manager accepts the Noteholder Subscription and a duly executed original of the same is delivered by the Board for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. The Manager may at any time increase or decrease the amount of Bonds Outstanding.

(c) The Company is authorized to issue an unlimited number of Bonds. All Bonds issued pursuant to, and in accordance with the requirements of, this Section 2 shall be validly issued Bonds in the Company, except to the extent otherwise provided in the Act or this Agreement.

2.3 Other Matters.

(a) Bonds shall be evidenced by entries on the books of the Company. Digital Certificates (i.e. Tokens) representing Bonds shall be issued;

(b) Except for its obligations to make Capital Contributions to the Company as expressly provided for herein, no Bondholder shall otherwise be liable to the Company for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations. Except to the extent required by the Act, no Bondholder shall be personally liable to any third party for any debt, liability or other obligation of the Company.

(c) Each Bond shall have the rights and be governed by the provisions set forth in this Agreement. No Bond shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Company.

(d) Bonds shall not entitle the holder to vote on any matter, except as required by the Act.

(e) As long as there is any Bondholder that has identified itself in its Subscription Agreement as an ERISA Bondholder, the Manager intends to use commercially reasonable efforts to manage the investments of the Company and conduct the Company’s business and affairs so that the Company should qualify for an exemption under the Plan Assets Regulation. If the Manager determines that the Company has failed to qualify as an “operating company” and has failed to qualify for any other exemption under the Plan Assets Regulation (such as the exemption under which the equity interests in the Company held by Benefit Plan Investors must be limited to less than 25% of the Bonds in the Company, disregarding Bonds held by “controlling persons,” as such term as defined in ERISA, or an affiliate of a “controlling person”), or if in the opinion of the Manager, based on the advice of counsel, there is a material risk that the Company will fail to qualify for the “operating company” exemption under the Plan Assets Regulation or for any other exemption under the Plan Assets Regulation, the Manager shall then as promptly as practicable use its commercially reasonable efforts to take such actions as it deems necessary and appropriate to prevent or cure such result. Without limiting the generality of the foregoing, the Manager may (i) renegotiate the non-financial terms of any investment or otherwise modify the manner in which the Company conducts its affairs; (ii) permit or require the Transfer, in accordance with Section 9, of all or a portion of the Bonds of any of the ERISA Bondholders; (iii) terminate the right and obligation of ERISA Bondholders to make Capital Contributions in accordance with Section 2; (iv) apply for administrative relief from the DOL or other applicable regulatory body; or (v) require the Transfer, in accordance with Section 9 of all or a portion of the Bonds of any of the ERISA Bondholders. In the case of a redemption pursuant to this Section 2.3(g), such redemption shall be effected at the current principal plus accrued interest consistent with the bond accretion schedule as of the end of the calendar quarter immediately preceding such redemption. Further, upon any such redemption of Bonds from a Benefit Plan Investor, a portion of the proceeds otherwise payable to such Benefit Plan Investor equal to the accrued, but unpaid fund administration fees and asset management fees shall instead be distributed to the Manager or its Affiliate pursuant to Section 4.9. On the other hand, if the Manager determines that any such action would not be sufficient to permit the Company to qualify for another exemption under the Plan Assets Regulation or if the Company is unable to make the necessary redemptions, the Manager either shall undertake in good faith to manage the affairs of the Company in a manner which complies with the applicable requirements of ERISA or shall cause the liquidation of the Company. If the assets of the Company at any time are deemed to be Plan Assets, then each Company that is an ERISA Bondholder shall, at the request of the Manager, identify to the Manager which of the Persons on a list furnished by the Manager of Persons with whom the Company may have had non-exempt dealings are parties in interest or disqualified persons (as defined in Sections 3 of ERISA and 4975 of the Code, respectively or similar related parties under the applicable provisions of any Similar Law) with respect to such ERISA Bondholder. If any Bonds held by the ERISA Bondholder are to be redeemed pursuant to this Section 2.3(g), the Manager may effect such redemption in cash or in the form of a promissory note, the terms and conditions of which shall be reasonably acceptable to the ERISA Bondholder.

2.4 Certificates.

(a) Upon the issuance of Bonds by the Company to any Person, the Company may, but shall not be obligated to, issue one or more Digital Certificates in the name of such Person evidencing the number of such Bonds being so issued. Certificates shall be executed on behalf of the Company by the Manager. No Certificate representing Bonds shall be valid for any purpose until it has been countersigned by the Transfer Agent, if any. Any or all of the signatures required on the Certificate may be by facsimile or other electronic communication. If the Manager or Transfer Agent who shall have signed or whose facsimile or other electronic signature shall have been placed upon any such Certificate shall have ceased to be the Manager or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were the Manager or Transfer Agent at the date of issue. Certificates for each class of Bonds shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Bonds.

(b) If any mutilated or lost Certificate is surrendered to the Transfer Agent, if any, or to the Company, the Manager on behalf of the Company shall execute, and the Transfer Agent, if any, shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Bonds as the Certificate so surrendered. The Manager on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Bondholder: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Bondholder fails to notify the Company within a reasonable time after he or she has notice of the loss, destruction or theft of a Certificate, and a transfer of the Bonds represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Bondholder shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Bond Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

2.5 Record Holders. The Company shall be entitled to recognize a Bondholder as the owner of a Bond and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Bond on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Bonds, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Bondholder with regards to such Bonds.

2.6 Agreements. The rights of all Bondholders and the terms of all Bonds are subject to the provisions of this Agreement.

SECTION 3

BOND PAYMENTS

3.1 Interest Payments

Interest Payments shall be made to Bondholders on a quarterly annual basis in arrears on the original principal invested at the Pay Rate of FOUR percent (4%) per annum over fifteen years and sixty (60) payments. The Promissory Note carries a Coupon Rate of FIVE and ONE-HALF percent (5.5%) on the unpaid principal balance. The difference between the Coupon Rate and the Pay Rate will accrue to the principal on an annual quarterly basis.

3.2 Principal Payment

Payment of principal and any outstanding interest due shall be made at the end of the fifteen year Term of the Bond.

3.3 First Interest payment

Investors may execute subscription documents at any time, subject to acceptance by the Manager. However, an investment in REICI Bonds will become effective as a debt investment only at the Manager’s acceptance of the subscription and associated deposit of an Investor’s money into REICI’s subscription account (the “Effective Date”). Interest on REICI Bonds will begin to accrue as on the first day of the next calendar month after the date the Investor’s subscription funds are deposited into REICI’s bank account “Effective Date”. Thereafter, all interest payments shall be made on an annual quarterly basis.

SECTION 4

MANAGEMENT

4.1 Rights and Powers of the Board.

(a) Management of the Company shall be vested in a board of managers of the Company (the “Board”), except to the extent otherwise provided in this Agreement. The Bondholders intend and agree that the Board is for all purposes the “manager” of the Company as defined in the Act. The Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company as set forth in this Agreement, except to the extent otherwise provided in this Agreement. The Board may delegate any of its powers or authority pursuant to this Agreement to any Person or group of individuals, including the Officers, provided, that no such delegation shall cause the Board to cease to be the “manager” of the Company within the meaning of the Act. The Board hereby delegates its powers or authority pursuant to this Agreement to the Manager. The Manager will serve as manager for an indefinite term, but the Manager may be removed by the Board at any time, or may choose to withdraw as manager, under certain circumstances. Except as expressly set forth herein, no Bondholder, solely in his or her capacity as a Bondholder, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

(b) The Manager may assign its rights under this Agreement in its entirety or delegate certain of its duties under this Agreement to any of its Affiliates without the approval of the Bondholders and the Manager remains liable for any such Affiliate’s performance, and if such assignment or delegation does not require the Company’s approval under the Investment Company Act. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

(c) The sole duty of each Board Member to the Company and to the Bondholders shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Bondholders that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the Board Members to the Company or to any Bondholders otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

(d) Except as otherwise specifically provided in this Agreement, in exercising its authority under this Agreement, the Board may, but shall be under no obligation to, take into account the tax consequences to any Bondholder of any action taken by it. The Board and the Company shall have no liability to a Bondholder as a result of an income tax liability incurred by such Bondholder as a result of an action (or inaction) by the Board taken pursuant to and in accordance with its authority under this Agreement.

(e) Subject to the express provisions of this Agreement, the Board shall have full, complete and exclusive right, power and authority to cause the sale or other disposition of all or substantially all of the assets of the Company or a merger, consolidation, reorganization, business combination or similar transaction with respect to the Company.

(f) The Manager may delegate any of its powers or authority pursuant to this Agreement to any Person or group of individuals, including the Officers, without the approval of the Board so long as the Manager remains liable for any such Person’s performance, and if such assignment or delegation does not require the Company’s approval under the Investment Company Act. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

(g) The Manager shall have the right, power and authority to (i) request from any Bondholder such information as the Manager deems necessary to eliminate or reduce the exposure of the Company or the Bondholders, in general, to adverse tax, ERISA or regulatory consequences, and (ii) require every prospective Bondholder to (a) represent and agree as to whether it is, or is not, and shall not be for the duration of its investment in the Company, an ERISA Bondholder and (b) provide such other assurances as the Manager may determine.

4.2 Composition of the Board. The Board shall be composed of at least three (3) individuals appointed by the Manager in its capacity as Owner of the Company. Each individual so appointed is referred to herein as a “Board Member.” The initial Board Members shall be: (i) Alan R Blair; (ii) Matthew Blair; and (iii) Gregg Saunders. Each Board Member shall hold office until his or her successor is appointed, or until his or her earlier resignation or removal, in each case in accordance with Section 4.3. Each Board Member shall be an individual, but need not be a Bondholder or Officer or an employee, consultant, independent contractor or agent of the Company or any of its Subsidiaries.

4.3 Resignation, Removal and Replacement of Board Member.

(a) Any Board Member may resign from office at any time by giving written notice to the Company. The resignation of any Board Member shall take effect upon the Company’s receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make the resignation effective. The resignation of a Board Member who is also a Bondholder shall not affect such Person’s rights as a Bondholder.

(b) A Board Member shall be removed from office automatically upon his or her death. The Manager shall have the power to remove a Board Member for “cause”, defined for purposes of this Section 4.3(b) as:

(i) the Board Member’s continued breach of any material provision of this Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if such Board Member, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

(ii) the commencement of any proceeding relating to the bankruptcy or insolvency of the Board Member, including an order for relief in an involuntary bankruptcy case or the Board Member authorizing or filing a voluntary bankruptcy petition;

(iii) the Board Member committing fraud against the Company, misappropriating or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement;

(iv) the dissolution of the Manager.

(c) Any vacancy occurring on the Board shall be filled by the Manager in its capacity as Owner of the Company.

4.4 Meetings of the Board.

(a) Any Board Member shall have the power to call regular meetings of the Board, provided, that, unless otherwise determined by the Board, the Board shall meet at least annually on a schedule to be determined by the Board. Any Board Member shall have the power to call special meetings of the Board. A special meeting of the Board shall be held on the date and at the time set by the party calling the special meeting. All meetings of the Board shall be held at the principal office of the Company or at such other place as may be designated by the Board. If approved by the Board, individuals who are not Board Member may be invited to observe or participate in meetings of the Board in an advisory, non-voting capacity. Board Members may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

(b) No notice is required of regular Board meetings held in accordance with such schedule as may be established by the Board from time to time. It shall be sufficient notice to a Board Member of a special meeting to send notice by overnight courier, e-mail or facsimile at least one (1) Business Day, before the meeting addressed to such Board Member at his or her usual or last known business or residence address, e-mail address or facsimile number, as applicable, or to give notice in person or by telephone at least one (1) Business Day before the special meeting. Notice of a special meeting need not be given to any Board Member if a written waiver of notice, executed by him or her before, after or at the special meeting, is filed with the records of the meeting, or to any Board Member who attends the special meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a special meeting nor a waiver of a notice need specify the purposes of the special meeting. Notice of any special meeting shall be deemed to be delivered, given and received (i) on the date of receipt if delivered personally or by telephone, (ii) on the next day if delivered by overnight courier or (iii) on the date of transmission if transmitted by facsimile or e-mail (and, notwithstanding anything in Section 12.1 to the contrary, the Person to whom such facsimile or e-mail was sent is not required to acknowledge that such facsimile or e-mail was received by such Person in legible form, or to respond to the facsimile or e-mail without indicating that any part of it was received in illegible form, in order for notice of the meeting to be deemed delivered, given and received pursuant to this sentence).

(c) Board Members entitled to cast at least a majority of the votes entitled to be cast by all Board Members shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting. Consent of the Board for purposes of this Agreement shall require the affirmative vote of Board Members holding at least a majority of the votes entitled to be cast by all Board Members. Each Board Member shall have one (1) vote on each matter before the Board.

(d) Each Board Member may vote either in person or by a proxy which such Board Member has duly executed in writing. No proxy shall be valid after one (1) year from the date of its execution unless a longer period is expressly provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Board Member may revoke any proxy which is not irrevocable by attending the relevant meeting and voting in person or by filing an instrument in writing revoking the proxy, or another duly executed proxy bearing a later date, with the Company. Participation in a meeting by proxy in accordance with this Section 4.4(d) shall constitute presence in person at the meeting.

(e) Any action that the Board is empowered to take may be taken on behalf of the Board by a committee that is appointed by action of the Board. Any such committee shall consist of one (1) or more Board Members.

(f) The Board may adopt procedures and methods designed to permit the business of the Company to proceed in an orderly and prompt manner, notwithstanding the necessity of Board approvals required hereunder.

4.5 Action of the Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting, without prior notice and without a vote, if consented to in writing by Board Members holding at least a majority of the votes entitled to be cast by all Board Members.

4.6 Electronic Communications. A transmission of a document in .pdf, .tif, .gif, .peg or similar format attached to an e-mail message by a Board Member or proxyholder (or by any Person authorized to act on such Person’s behalf) of a proxy or a written consent to an action to be taken shall be deemed to be written, signed, dated and delivered to the Company for the purposes of this Agreement, provided, that any such e-mail sets forth or is delivered with information from which the Company can determine (i) that the e-mail was transmitted by the Board Member or proxyholder, or by a Person authorized to act for the Board Member or proxyholder, and (ii) the date on which such Board Member, proxyholder or authorized Person transmitted such e-mail. The date on which such e-mail is transmitted shall be deemed to be the date on which such consent or proxy was signed. Any such e-mail of a consent or proxy shall be treated in all respects as an original executed consent or proxy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Board Member, each Board Member, proxyholder or other authorized Person who delivered a consent or proxy by e-mail shall re-execute the original form thereof and deliver such original to the Company.

4.7 Compensation of Board Member. Board Member shall not receive any compensation or other remuneration from the Company for their services to the Company as Board Member.

4.8 Officers.

(a) The Board may, from time to time, appoint and remove officers of the Company (the “Officers”), to serve at the pleasure of the Board, with such powers and duties as the Board may determine. The Officers may include a President, one or more Senior Vice Presidents and/or Vice Presidents and such other officers with such powers and duties as it shall deem necessary or desirable. Unless the Board otherwise determines, if the title assigned to an Officer is one commonly used for officers of a corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Each Officer shall have such other duties as the Board may from time to time designate. Each Officer shall serve until his or her successor is appointed and qualifies or until his or her death or his or her resignation or removal in the manner hereinafter provided. Any two (2) or more offices may be held by the same person. A Bondholder or a Board Bondholder may also serve as an Officer. Appointment of an Officer shall not of itself create contract rights between the Company and such Officer.

(b) Any Officer may be removed, with or without cause, by the Board. Any such removal by the Board shall be without prejudice to the contract rights, if any, of the person so removed. Any Officer may resign at any time by giving written notice to the Company. The resignation of any Officer shall take effect upon the Company’s receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make the resignation effective. The resignation of an Officer who is also a Bondholder shall not affect such Person’s rights as a Bondholder. Such resignation shall be without prejudice to the contract rights, if any, of the Company.

(c) Notwithstanding any other authority granted to any Officer, no Officer shall take, or cause to be taken, any action in contravention of this Agreement or any decision of the Board.

(d) Officers may receive compensation or other remuneration from the Company for their services to the Company as Officers.

(e) The Board may authorize any Officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Company when duly authorized or ratified by action of the Board and executed by an authorized person.

(f) The sole duty of each Officer to the Company and to the Bondholders shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Members that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the Officers to the Company or to any Member otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

4.9 Fees Payable to the Manager or its Affiliates. The Manager or its Affiliates shall be entitled to receive the fees set forth in this Section 4.9. The Manager or its Affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Administration Fee. An administration fee payable quarterly in arrears after the Escrow Break Date equal to an annualized rate of 1.00% per annum which, until the end of the first complete fiscal quarter, will be multiplied by the Capital received from the offering of the Bonds and pro-rated for the portion of the Company’s fiscal quarter by multiplying the REICI administration fee by a fraction, the numerator of which shall be the number of days in such fiscal quarter the Capital has been administered and the denominator of which shall be the total number of days in such fiscal quarter,

4.10 Leverage. The Board is authorized to cause the Company and its Subsidiaries to enter into financing arrangements in accordance with the leverage policy as described in the Offering Document (the “Leverage Policy”). The Board may not cause or permit the Company and its Subsidiaries to make loans in violation of the Leverage Policy unless approved by the Investment Committee. The Board, at its sole discretion, may change the Leverage Policy from time to time.

4.11 Intentionally left Blank

4.12 Investment Committee.

(a) The Manager shall have an investment committee (the “Investment Committee”) consisting of no fewer than three (3) members. The initial members of the Investment Committee shall be as follows:

(i) Alan Blair;

(ii) Matthew Blair

(iii) Gregg Saunders

(iv) TBD

(v) TBD

(b) Each member of the Investment Committee shall serve until he or she resigns, dies or is removed by the Manager. Any vacancy on the Investment Committee for any reason shall, subject to the next sentence, be filled by the Manager; provided, that the Manager, in its discretion may elect not to fill any vacancy, so long as the Investment Committee has at least three (3) members. The Board will approve all appointments by the Manager to the Investment Committee and may remove a member of the Investment Committee at any time. The unanimous approval of the Investment Committee will be required for all investment decisions, including acquisitions, dispositions, and financings, as well as approving asset business plans and loan underwriting standards and any material changes to those business plans and loan underwriting standards

(c) The Manager shall reasonably promptly notify the Members of any change in the membership of the Investment Committee.

4.13 Certain Conflicts of Interest. Except as may be provided herein or as otherwise addressed by the Company’s conflicts of interest policies, the Company may not engage in any transaction involving a Conflict of Interest without first submitting such transaction to the Independent Representative for approval to determine whether such transaction is fair and reasonable to the Company and the Bondholders. The resolution of any Conflict of Interest approved by the Independent Representative shall be conclusively deemed to be fair and reasonable to the Company and the Bondholders and not a breach of any duty hereunder at law, in equity or otherwise. Notwithstanding the above, to the extent required by applicable law, any transaction involving certain Conflicts of Interest (except for the Warehoused Transactions) shall be subject to review and approval by the Independent Representative.

SECTION 5

BondholderS

5.1 Admission; Rights and Powers. Upon issuance to a Person of Bonds in accordance with this Agreement, such Person shall become a Bondholder of the Company. The Bondholders shall have no voting rights, except, with respect their Investment, those required by Delaware law. As a result, except with respect to matters required to be submitted to Bondholders under Delaware law, all matters will be decided by the Manager. Bondholders will have no ability to elect directors or, except with respect to matters required to be submitted to Bondholders under Delaware law, to determine the outcome of any REICI matters. No Bondholder shall have any other right or power to take part in the management or control of the Company or its business and affairs or any right or power to act for or bind the Company in any way.

5.2 No Withdrawal or Dissolution. No Bondholder shall at any time withdraw from the Company under the Act or otherwise except pursuant to a Transfer permitted under Section 8 or unless the Board otherwise consents to such withdrawal. No Bondholder shall have the right to have the Company dissolved or to have its contribution to the capital of the Company returned except as provided in this Agreement. The Bondholders shall take no action to dissolve the Company except as expressly contemplated by this Agreement. Each Bondholder covenants not to apply to any court for a decree of dissolution of the Company, under the Act or otherwise. The dissolution or bankruptcy of a Bondholder, or any other event that causes a Bondholder to cease to be a Bondholder of the Company shall not, in and of itself, dissolve or terminate the Company.

5.3 Consent. Each of the Bondholders hereby consents to the exercise by the Board of all the rights and powers conferred on the Board by this Agreement; provided, however, that the consent provided in this Section 5.3 shall not be deemed to modify or restrict the duties set forth in Section 4.1(c) of this Agreement.

5.4 No Dissenters’ Rights. No Bondholder shall have any of the rights to dissent as set forth in the Act or otherwise.

5.5 No Appraisal Rights. No Bondholder shall have any contractual appraisal rights as set forth in Section 18-210 of the Act or otherwise.

5.6 ERISA Representations, Covenants and Warranties of the Bondholders. Each of Bondholders hereby warrants, covenants and represents to the Manager and each other Bondholder, with full knowledge that each such Bondholder is acting in reliance upon the same in executing this Agreement and commencing performance hereunder, that if such Bondholder becomes an ERISA Bondholder, ceases to be an ERISA Bondholder or the portion of the funds or other consideration used to acquire such Bondholder’s Interest that is considered Plan Assets increases or decreases, such Bondholder shall immediately notify the Manager in writing.

SECTION 6

BOOKS AND RECORDS; REPORTS

6.1 Books and Records. The Company shall maintain, at its principal place of business (or such other place as the Board may designate), the books and records required to be maintained by the Act and shall be available upon reasonable notice for inspection by the Bondholders at reasonable hours during any Business Day. A Bondholder may, subject to reasonable standards as may be established from time to time by the Board, obtain from the Company, from time to time upon reasonable demand for any purpose reasonably related to such Bondholder’s interest in the Company, such information (including that specified in Section 18-305 of the Act) regarding the affairs of the Company as is just and reasonable. All financial records shall be maintained, and all financial reports required hereby shall be presented, in U.S. dollars.

6.2 Annual Reports. The Company shall prepare an annual report and deliver it to Bondholders within 120 days after the end of each fiscal year. The annual report will contain audited financial statements. Such requirement may be satisfied by the Company through any annual reports otherwise required to be publicly filed by the Company pursuant to applicable securities laws.

6.3 Tax Matters. Except as otherwise provided in this Section 6.3, the Board shall have the exclusive right to determine whether the Company shall make available elections for federal, state or local income tax purposes.

6.4 Electronic Delivery. Each Bondholder consents to the delivery by the Company of all financial statements, tax forms, investor newsletters, offering document supplements, revised Company governing documents, annual privacy notice, and other investor notices and materials by posting them on the Company’s password-protected website.

SECTION 7

AMENDMENTS

7.1 Amendments Generally. Except as otherwise provided in this Section 7, and notwithstanding any contrary provision of the Act, this Agreement may be amended from time to time by the Manager in the Manager’s sole discretion.

7.2 Amendment by the Board. Without in any way limiting Section 7.1 above, the Board may cause this Agreement to be amended, by causing an instrument of amendment to be executed:

(a) to effect changes of an inconsequential or ministerial nature that do not materially adversely affect the rights or interests of any of the Bondholders;

(b) to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof or the governing documents of REICI or to correct any printing or clerical errors or omissions so long as such amendment under this Section 7.2(b) does not adversely affect the rights or interests of any of the Bondholders;

(c) to give effect to the admission, redemption, or withdrawal of Bondholders in accordance with the terms hereof;

(d) to make changes to this Agreement after the Effective Date so long as such changes do not materially and adversely affect the rights or interests of any existing Bondholder;

(e) to add to the representations, duties or obligations of the Board or surrender any right or power granted to the Board herein, for the benefit of the Bondholders;

(f) to satisfy any requirements, conditions, guidelines or opinions contained in any applicable opinion, directive, order, ruling or regulation of any governmental authority (including, without limitation, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service, or any other federal or state or non-U.S. governmental agency) or in any applicable statute or law (including, without limitation, any federal or state or non-U.S. statute), compliance with which the Board deems to be in the best interests of the Company and the Bondholders, provided, that the Board reasonably determines that such amendment is not likely to have a material adverse impact on the likelihood that the Company will achieve its investment objectives;

(g) as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures;

(h) to change the name of the Company in accordance with Section 1.2 or its principal place of business, registered office or registered agent in accordance with Section 1.4;

(i) as contemplated by Section 2.2(d); and

(j) to address changes in regulatory or tax legislation to the extent such amendment would not add to the obligations (including any tax liabilities) of any Bondholder or otherwise alter any of the rights (including entitlements to payments or another economic rights) of such Bondholder.

7.3 Amendments Provided to Bondholders. The Company will provide each Bondholder with a copy of any amendment to this Agreement made pursuant to this Section 7.

7.4 Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Section 7, the Board shall cause the Company to amend the Certificate of Formation to reflect such change if such amendment to the Certificate of Formation is required or if the Board deems such amendment to be desirable and shall make any other filings or publications required or desirable to reflect such amendment.

SECTION 8

TRANSFER OF BONDS

8.1 Registration and Transfer of Bonds. Subject to the restrictions on transfer and ownership limitations contained below and in Section 9 hereof:

(a) The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Bonds. Unless otherwise provided in any Bonds Designation, a Transfer Agent may, in the discretion of the Board or as otherwise required by the Exchange Act, be appointed registrar and transfer agent for the purpose of registering Bonds and transfers of such Bonds as herein provided. Upon surrender of a Certificate for registration of transfer of any Bonds as evidenced by a Certificate, the Board shall execute and deliver, and in the case of Bonds, the Transfer Agent, if any, shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Bondholder’s instructions, one or more new Certificates evidencing the same aggregate number and type of a as were evidenced by the Certificate so surrendered; provided, that a transferor shall provide the address, facsimile number and email address for each such transferee as contemplated by Section 12.1.

(b) The Company shall not recognize any transfer of Bonds (i) until the Certificates evidencing such Bonds, if any, are surrendered for registration of transfer or (ii) if the Manager determines that, based on the advice of counsel, such transfer would (A) violate, or require registration or qualification under, applicable Federal, state or foreign securities laws, (B) cause the Company’s assets to be deemed to be Plan Assets or to become subject to the provisions of ERISA, the Code or the provisions or any applicable Similar Law, (C) cause the Manager to become a fiduciary with respect to the assets of any existing or contemplated ERISA Member pursuant to ERISA or the provisions of any applicable Similar Law or (D) otherwise violate any applicable law. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) In the event that the Bonds are not evidenced by a Certificate, the Company shall not recognize any transfer of Bonds until it has received written documentation that the Board, in its sole discretion, determines is sufficient to evidence the transfer of such Bonds.

(d) By acceptance of the transfer of any Bond, each transferee of a Bond (including any nominee holder or an agent or representative acquiring such Bonds for the account of another Person) (i) shall be admitted to the Company as a Substitute Bondholder with respect to the Bonds so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the holder of the Bonds so transferred, (iv) grants powers of attorney to the Board and any Liquidating Trustee of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Bonds and the admission of any new Member shall not constitute an amendment to this Agreement.

(e) Notwithstanding the foregoing, so long as (i) REI Capital Managment, LLC, or one of its Affiliates, remains the Manager of the Company, and (ii) access to an online portal and the ability to open accounts thereon is reasonably available to potential transferees, no transfer of Bond shall be valid unless the transferee has established an account on such online platform.

8.2 Personal Conduct Repurchase Right.

(a) In the event that a Bondholder fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon the Company, as determined by the Board in its sole, but good faith, discretion, the Board may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Bonds held by such Bondholder.

(b) In the event that the Board elects to cause the Company to repurchase any Bonds pursuant to this Section 8.2, the Company shall, within fifteen (15) business days of the Board’s election, send written notice to the applicable Bondholder stating that the Company is exercising its right to repurchase such Bonds pursuant to Section 8.2 of this Agreement.

(c) In connection with any repurchase by the Company of Bonds pursuant to this Section 8.2, the purchase price paid to the applicable Bondholder shall be determined by the Payment and Accrual Schedule, attached to the Offering Document. Any purchase price paid pursuant to this Section 8.2 shall be delivered to the applicable Bondholder within 15 business days after the notice specified in Section 8.2(b) above is delivered to such Bondholder. Any Bonds repurchased pursuant to this Section 8.2 will cease to accrue payments and will not be treated as outstanding, and the applicable Bondholder will cease to be a Bondholder of the Company, as of the date that the purchase price is delivered to the applicable Bondholder.

8.3 Call Option. At the option and sole discretion of the Manager and to the fullest extent permitted by applicable laws and regulations, Manager may purchase all or part of a Bond or Bonds at any time. The Call price shall be determined according to the Payment and Accrual Schedule, attached to the Offering Document.

8.4 Restriction Period. This period shall be stated in the Offering Document and shall be the holding period before REICI Bonds may be sold or traded. This period may be longer than that set by any SEC regulation and is set for the purpose of establishing sufficient financial performance and financial reporting.

SECTION 9

DUTIES; LIABILITY; INDEMNIFICATION

9.1 Other Activities. Each Bondholder, together with each of the Board Members, the Manager, and each of their Affiliates, may, subject to the terms of this Agreement and the establishment and existence of the Company, engage in whatever activities such Person may choose, whether such activities are competitive or comparable with the activities of the Company or otherwise, and no such activity will be a violation of the duties set forth in Sectionn 4.1(c).

9.2 Limitation of Liability. To the maximum extent permitted under the Act in effect from time to time, none of (A) the Manager or any of its Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative or agent of the Manager or any of their Affiliates, including any member of the Board; (B) the Company or any of their respective Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative, or agent of the Company or any of such Affiliates, including the Manager; or (C) any other Person so designated by the Board (each, an “Exculpated Person” and collectively, the “Exculpated Persons”) shall be liable to the Company or to any Bondholder for (i) any act performed or omission to perform by such Exculpated Person, or for any losses, claims, costs, damages or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage or liability results from (a) fraud or intentional misconduct by such Exculpated Person, (b) criminal conduct which the Exculpated Person had no reasonable cause to believe was lawful, (c) in the case of Persons listed in clauses (A) and (B) above, gross negligence by such Exculpated Person, or (d) in the case of Persons listed in Clauses (A) and (B) above, any transaction for which such Exculpated Person received an actual benefit in violation or breach of any provision of this Agreement (all items in (a) through (d), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Company, unless such tax liability results from Disabling Conduct, or (iii) any losses due to the fraud, willful misconduct, or gross negligence of any agents of the Company, unless the selection or monitoring of such agents involved Disabling Conduct by an Exculpated Person. Without limiting the generality of the foregoing, each Exculpated Person shall, in the performance of his, her, or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports, or statements presented to such Exculpated Person by the Board, the Manager or by any other Person as to matters such Exculpated Person reasonably believes are within such other Person’s professional or expert competence and who has been selected and monitored with reasonable care by or on behalf of the Board, the Manager, the Company, or its Affiliates. This Section 9.2 shall not apply to the actions of the Manager or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the duties and standards of care set forth therein. Any termination of this Agreement or amendment to this Section 9.2 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

9.3 Indemnification. To the fullest extent permitted by law:

(a) The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless each Exculpated Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings involving such Exculpated Person and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against such Exculpated Person in any way relating to or arising out of, in connection with, alleged to relate to or arise out of, or in connection with any action or inaction on the part of such Exculpated Person that relates in any way to the Company or any Subsidiary thereof or any Strategic Investment or to the business or assets thereof; provided, however, that the indemnification obligations in this Section 9.3(a) shall not apply to (i) the portion of any liability, loss, obligation, damage, penalty, cost, expense or disbursement that results from Disabling Conduct, or (ii) disputes solely among the Exculpated Persons and which involve no third parties.

(b) Prior to the final disposition of an action, claim or proceeding with respect to which an Exculpated Person may be entitled to indemnification pursuant to this Section 9.3, such Exculpated Person shall be reimbursed by the Company for any expenses that are incurred by such Exculpated Person in connection with such action, claim or proceeding promptly upon receipt by the Company of a legally binding undertaking from the Exculpated Person to repay all amounts so paid by the Company to the extent that it is finally judicially determined (not subject to appeal) that the Exculpated Person is not entitled to be indemnified therefor under the terms hereof. In the event that the Company advances funds to an Exculpated Person pursuant to the preceding sentence, such undertaking shall provide that the Company shall have a right of subrogation with respect to any right of such Exculpated Person to recover from any insurance or other source of recovery.

(c) If a claim for indemnification or payment of expenses hereunder is not paid in full within ten (10) Business Days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under this Agreement.

(d) If for any reason (other than the Disabling Conduct of such Exculpated Person) the indemnification set forth in Section 9.3(a) is unavailable to an Exculpated Person, or is insufficient to hold such Exculpated Person harmless, in respect of any losses, claims, costs, damages or liabilities referred to in Section 9.3(a), then the Company shall contribute to the amount paid or payable by such Exculpated Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Exculpated Person, on the other hand, but also the relative fault of the Company and such Exculpated Person, as well as any relevant equitable considerations.

(e) The reimbursement, indemnity and contribution obligations of the Company under this Section 9.3 shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company and each Exculpated Person. Any termination of this Agreement or amendment to this Section 9.3 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

(f) The Manager shall have the power, on behalf of the Company, to purchase and maintain insurance on behalf of the Exculpated Persons against any liability asserted against or incurred by them in any such capacity or arising out of any such Exculpated Person’s status as the Manager, the General Partner, the Company, the Operating Partnership any of their respective Affiliates, or any member of the Board, director, officer, shareholder, partner, member, employee, trustee, representative, or agent of any of them, whether or not the Company would have the power to indemnify such Exculpated Person against such liability under the provisions of this Agreement. Notwithstanding any provision hereof to the contrary, each Exculpated Person shall be a third party beneficiary of Section 9.2 and this Section 9.3.

(g) This Section 9.3 shall not apply to the actions of the Manager, the General Partner, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the indemnification provisions set forth therein.

SECTION 10

DISSOLUTION AND WINDING UP

10.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon, and only upon, the occurrence of any of the following (“Liquidating Events”):

(a) the election of the Board (or, if the Manager or at least 66.6% of the Board Members have been removed for “cause” pursuant to Section 4.3;

(b) at any time that the Company no longer has any Bondholders, unless the Company’s business is continued in accordance with the Act;

(c) the sale or disposition of all or substantially all of the assets held directly or indirectly by the Company;

(d) entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(e) (i) the Manager determines that the assets of the Company may be deemed to be Plan Assets, or (ii) the Manager determines that such earlier dissolution is necessary or advisable because there has been a material adverse change in any applicable law or regulation or to avoid any violation of, or registration under, the Investment Company Act, ERISA, Section 4975 of the Code or applicable Similar Law.

10.2 Winding Up. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors and distributing its remaining assets to the Members. In connection with the liquidation or winding up of the Company, the Board or the Liquidating Trustee (as defined below) may, among other things, cause a sale of all or substantially all of the assets of the Company to a third party or cause a sale of individual properties, in each case, without any approval of the Bondholders, so long as the consideration consists of cash or marketable securities. Upon the occurrence of a Liquidating Event, no Bondholders shall take any action that is inconsistent with the winding up of the Company’s business and affairs in accordance with this Section 10.2. The Board or, if the Board Members have withdrawn or otherwise been removed from the Company, any Person (the “Liquidating Trustee”) designated in writing by the Manager shall be responsible for overseeing the winding up and dissolution of the Company. The Board or the Liquidating Trustee, as the case may be, shall conduct such winding up in a reasonable period of time under the circumstances, and, in any case, as expeditiously as is in the best interests of the Company as determined by the Board or the Liquidating Trustee, as the case may be. The assets of the Company shall be liquidated by the Board or the Liquidating Trustee, as the case may be, and the proceeds thereof shall be applied and distributed in the following order:

(a) First, to creditors, including Bondholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment); and

(b) The balance, if any, to the Manager.

10.3 Rights of Bondholders. Each Bondholder shall look solely to the assets of the Company for the return of its Capital Contribution. Except as otherwise provided in this Agreement, no Bondholder shall have priority over any other Bondholder as to the return of its Capital Contribution, distributions, or allocations.

10.4 Notice of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

10.5 Certificate of Cancellation. Upon the dissolution and the completion of winding up of the Company, the Board or the Liquidating Trustee, as the case may be, shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business.

SECTION 11

POWER OF ATTORNEY

11.1 Power of Attorney. Each Bondholder hereby irrevocably makes, constitute, and appoints each Board Member, the Manager and the Liquidating Trustee, if any, in such capacity as the Liquidating Trustee for so long as it acts as such, as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of formation of the Company and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the Board, the Manager or the Liquidating Trustee to carry out the provisions of this Agreement and applicable law or to permit the Company to become or to continue as a Limited Liability Company or a company wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Board, the Manager or the Liquidating Trustee deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including in connection with any Transfer of Bonds, the admission of additional Bondholders or substituted Bondholders or the issuance or redemption of Bonds, in each case pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Board, the Manager or the Liquidating Trustee to effect the dissolution and termination of the Company; (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company; and (g) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Company that are not legally binding on the Bondholders in their individual capacity and are necessary to carry out the provisions of this Agreement. The Board or the Manager shall notify each Bondholder for which it has exercised a power-of-attorney as soon as practicable thereafter.

11.2 Survival of Power-of-Attorney. The foregoing power of attorney:

(a) is coupled with an interest, shall be irrevocable, and shall survive and shall not be affected by the subsequent death, disability, or incapacity of any Bondholder;

(b) may be exercised by the Board Member, the Manager or the Liquidating Trustee, as appropriate, either by signing separately as attorney-in-fact for each Bondholder or by a single signature of the Board Member, the Manager or the Liquidating Trustee, as appropriate, acting as attorney-in-fact for all of them; and

(c) shall survive the delivery of any assignment by a Bondholder of the whole or any fraction of its interest in the Company; except that, where the assignee of the whole of such Bondholder’s interest in the Company will be admitted to the Company as a substituted Bondholder in accordance with the terms hereof, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Board Member, the Manager or the Liquidating Trustee, as appropriate, to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

11.3 Written Confirmation of Power-of-Attorney. Each Bondholders shall execute and deliver to the Company within fifteen (15) days after receipt of the Company’s request therefor a confirmatory or special power-of-attorney, containing the substantive provisions of this Section 11.

SECTION 12

MISCELLANEOUS

12.1 Notices. Any notice, demand or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally (ii) sent by postage prepaid, certified mail (airmail internationally), return receipt requested, (iii) transmitted by facsimile transmission, e-mail or other electronic means or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice, in the case of the Company or the Board, and, in the case of a Bondholder, to the Company:

(a) If to the Company, to the Company at the address of the principal place of business of the Company set forth in Section 1.4(a);

(b) If to the Manager, to the address of the principal place of business of the Company set forth in Section 1.4(a); and

(c) If to a Member, to the address of such Member as set forth in the books and records of the Company (or the Transfer Agent, if any).

Any such notice, demand or communication shall be deemed to be delivered, given and received for all purposes hereof (w) on the date of receipt if delivered personally or by courier, (x) three (3) days after posting if transmitted by postage prepaid, registered mail (airmail internationally) or (y) the date of transmission if transmitted by facsimile, e-mail or other electronic means if received by recipient no later than 4:30 p.m. in recipient’s local time zone on a Business Day, otherwise such notice, demand or communication shall be deemed to be delivered on the following Business Day, provided, that the Person to whom the facsimile or e-mail was sent acknowledges that such facsimile or e-mail was received by such Person in completely legible form, or that such Person responds to the facsimile or e-mail without indicating that any part of it was received in illegible form, whichever shall first occur. Notwithstanding the foregoing, the Company may deliver distribution notices, reports and tax information pursuant to Section 6 and amendments made pursuant to Section 7 by e mail (including an e-mail referring the recipient to the Company’s investor portal), and no acknowledgement or response shall be necessary for deemed delivery to occur.

12.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Bondholder and their respective successors, transferees and assigns.

12.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Bondholder.

12.4 Time. Time is of the essence with respect to this Agreement.

12.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.7 Further Action. Each Bondholder, upon the request of the Company, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

12.8 Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Bondholders.

12.9 Waiver of Action for Partition. Each of the Bondholders irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s assets.

12.10 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each Member may execute a separate signature page, with the same effect as if all of the Bondholder had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

12.11 Board’s Discretion. Whenever in this Agreement the Board is permitted or required to make a decision, unless otherwise explicitly provided in this Agreement, it may do so in its sole and absolute discretion; provided, that nothing in this Section 12.11 shall affect or modify the Board Members’ standard of care set forth in Section 4.1(c) of this Agreement or permit the Board to take actions in violation of this Agreement.

12.12 Entire Agreement. This Agreement (including all exhibits hereto), together with (a) the Subscription Agreements relating to each Bondholder’s subscription for Bonds and (b) side letters, if any, between a Bondholder and the Company (provided that any such side letter shall only be applicable to the Bondholder signatory thereto), constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior understandings or agreements, oral or written, among the parties.

12.13 Third Party Beneficiaries. Other than as specifically set forth in Section 9.3(f), this Agreement is exclusively for the benefit of the parties hereto and their successors and permitted assigns and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

12.14 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, including, as applicable, claims arising from federal securities laws, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Delaware is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 12.1 and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

(b) EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT, RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR TO ANY DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS), INCLUDING, AS APPLICABLE, CLAIMS ARISING FROM FEDERAL SECURITIES LAWS.

(c) Notwithstanding Sections 12.12(a) and 12.12(b), the parties hereto will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

12.15 Confidentiality.

(a) Except as may be required by law or valid subpoena or other lawful process, the failure of which to comply would subject the respective Bondholder to damages or judicial or administrative censure or contempt (or as may be required in connection with an examination or audit of a Bondholder by any governmental agencies having regulatory jurisdiction over a Bondholder), each Bondholder shall maintain in strict confidence, and shall not disclose to any Person (other than the Board, the Manager, or another Bondholder, or its or their respective advisors, each of whom shall be bound by this Section 12.15), any and all material, nonpublic information concerning the operations, business, or affairs of the Company, the Manager, any Affiliate of the foregoing Persons or any Bondholder (“Confidential Information”). Each Bondholder that is subject by law to requirements of public access and disclosure and/or regulatory review shall nonetheless endeavor by all legally permissive means reasonably available to it (other than the obligation to engage in legal proceedings) to maintain the confidentiality of all Confidential Information. If any Bondholder is compelled by law, regulation, subpoena, legal process, or other demand to which such Bondholder believes it is legally obligated to comply, to disclose any Confidential Information, such Bondholder shall use its best efforts to give prompt notice of such fact to the Company so that the Company or affected Bondholder may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.

(b) Any obligation of a Bondholder pursuant to this Section 12.15 may be waived by the Board in its sole discretion.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

REI Capital Income LLC

Bondholder SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Limited Liability Company Agreement of REI Capital Income LLC, dated________________.

BondholderS:
All Bondholders now and hereafter admitted as such to the Company pursuant to powers of attorney now and hereafter executed in favor of and delivered to the Manager
By:	REI CAPITAL MANAGEMENT, LLC, as attorney-in-fact

By:	/s/ Alan Blair
Name:	Alan Blair
Title:	Managing Member
Date: